Exhibit (h)(5)

COLUMBIA FUNDS SERIES TRUST

SHAREHOLDER ADMINISTRATION PLAN (“PLAN”)

FOR INSTITUTIONAL CLASS SHARES

Section 1. Each of the proper officers of Columbia Funds Series Trust (the “Trust”) is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements based substantially on the form attached hereto as Appendix A or any other form duly approved by the Trust’s Board of Trustees (“Agreements”) with broker/dealers, banks and/or other financial institutions that are dealers of record or holders of record or which have a servicing relationship with the same or directly with the beneficial owners of Institutional Class Shares (“Administration Agents”) of certain Funds of the Trust (as listed on Exhibit I), provided that any material modifications to the services listed in the Agreements shall be presented for approval or ratification by the Board of Trustees at the next regularly scheduled Meeting. Pursuant to such Agreements, Administration Agents shall provide shareholder administration services as set forth therein, directly or indirectly, beneficial owners of Institutional Class Shares of the Funds (as listed on Exhibit I) in consideration of a fee, computed monthly in the manner set forth in the applicable Fund’s then current prospectus, at an annual rate of up to 0.04% of the average daily net asset value of the Institutional Class Shares. The Trust’s distributor, administrator and adviser, or affiliates thereof, are eligible to become Administration Agents and to receive fees under this Plan. All expenses incurred by a Fund in connection with the Agreements and the implementation of this Plan shall be borne entirely by the holders of the Institutional Class Shares of the particular Fund involved. If more than one Fund is involved and these expenses are not directly attributable to Institutional Class Shares of a particular Fund, then the expenses may be allocated between or among the Institutional Class Shares of the Funds in a fair and equitable manner.

Section 2. The Trust’s administrator shall monitor the arrangements pertaining to the Trust’s Agreements with Administration Agents. The Trust’s administrator shall not, however, be obligated by this Plan to recommend, and the Trust shall not be obligated to execute, any Agreement with any qualifying Administration Agents.

Section 3. Unless sooner terminated, this Plan shall continue in effect for a period of one year from its date of execution and shall continue thereafter for successive annual periods, provided that such continuance is specifically approved by a majority of the Board of Trustees, including a majority of the Trustees who are not “interested persons,” as defined in the Investment Company Act of 1940, as amended, of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the “Disinterested Trustees”) cast in person at a meeting called for the purpose of voting on this Plan.

Section 4. This Plan may be amended at any time with respect to any Fund by the Trust’s Board of Trustees, provided that any material amendment of the terms of this Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 3.

Section 5. This Plan is terminable at any time with respect to any Fund by vote of a majority of the Disinterested Trustees.

Section 6. While this Plan is in effect, the selection and nomination of the Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

Section 7. The Trust will preserve copies of this Plan, Agreements and any written reports regarding this Plan presented to the Board of Trustees for a period of not less than six years.

EXHIBIT I

COLUMBIA FUNDS SERIES TRUST

1.	Columbia California Tax-Exempt Reserves

2.	Columbia Cash Reserves

3.	Columbia Government Plus Reserves

4.	Columbia Government Reserves

5.	Columbia Money Market Reserves

6.	Columbia Municipal Reserves

7.	Columbia New York Tax-Exempt Reserves

8.	Columbia Tax-Exempt Reserves

9.	Columbia Treasury Reserves

Current as of the 10th day of March, 2008.

APPENDIX A

COLUMBIA FUNDS SERIES TRUST

FORM OF SHAREHOLDER ADMINISTRATION AGREEMENT

INSTITUTIONAL CLASS SHARES

Ladies and Gentlemen:

We wish to enter into this Shareholder Administration Agreement (“Agreement”) with you concerning the provision of shareholder administration support services, directly or indirectly, to beneficial owners of Institutional Class Shares in one or more of the portfolios (collectively, the “Funds”) listed on Schedule I, as such Schedule may be amended from time to time, of Columbia Funds Series Trust (the “Trust”), an open-end management investment company in the Columbia Funds Family of Funds (“Columbia Funds”). The Institutional Class Shares of the Funds listed on Schedule I are collectively referred to herein as “Shares.” The terms and conditions of this Agreement are as follows:

1.	Provision of Shareholder Administration Services.

(a) You agree to provide from time to time some or all of the following administrative support services, directly or indirectly, to beneficial owners of Shares:1 (i) responding to inquiries from financial institutions and intermediaries on behalf of their customers or customers’ inquiries concerning their investment in Shares; (ii) providing educational and/or training materials concerning the Funds for use by intermediaries or customers; (iii) providing account management and other general shareholder liaison services; and (iv) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules or regulations.

(b) All services rendered hereunder by you shall be performed in a professional, competent and timely manner.

(c) You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the shareholder administration services contemplated hereby. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

(d) By your written acceptance of this Agreement, you represent, warrant and agree that in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any shares issued by us.

[1]	Services may be modified or omitted in the particular case and items relettered or renumbered.

2.	Adherence to Applicable Law.

You will perform only those activities which are consistent with statutes and regulations applicable to you. You will act solely as agent for, upon the order of, and for the account of, your customers or the broker/dealers, banks and other financial institutions (“Intermediaries”) that have a direct relationship with beneficial owners of Shares.

3.	Representations Regarding Columbia Funds and Shares.

Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Shares except those contained in our then current prospectuses and statements of additional information, as amended or supplemented from time to time, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by our distributor or us in writing.

4.	Status of Administration Agent.

(a) For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect, except as expressly provided herein.

(b) We may, in our discretion and without notice, suspend or withdraw the sale of Shares of any and all Funds, including the sale of Shares to you for the account of any customer or customers of Intermediaries.

5.	Indemnification.

By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of Intermediaries.

6.	Compensation.

In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee as described in the applicable then current prospectuses for the Shares. The fee rate payable to you may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you.

7.	Agreement Not Exclusive.

We may enter into other similar Agreements with any other person or persons without your consent.

8.	Effective Date and Termination.

(a) This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee and continues in effect until terminated.

(b) This Agreement is terminable with respect to any series of Shares, without penalty, at any time by us (which termination may be by a vote of a majority of the disinterested Trustees of the Trust) or by you upon written notice to the other party hereto.

9.	Communications.

All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address or number stated herein (with a confirming copy by mail), or to such other address as either party shall so provide in writing to the other.

10.	Governing Law.

This Agreement will be construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to principles of conflict of laws, and is nonassignable by the parties hereto.

If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, at the following address: One Financial Center, Boston, Massachusetts, 02111, Attention: R. Scott Henderson.

Very truly yours,

COLUMBIA FUNDS SERIES TRUST

Date: _______________________	By:

Name:

Title:

Accepted and Agreed to:
Administration Agent

By:

Name:

Title:

SCHEDULE I

1.	Columbia California Tax-Exempt Reserves

2.	Columbia Cash Reserves

3.	Columbia Government Plus Reserves

4.	Columbia Government Reserves

5.	Columbia Money Market Reserves

6.	Columbia Municipal Reserves

7.	Columbia New York Tax-Exempt Reserves

8.	Columbia Tax-Exempt Reserves

9.	Columbia Treasury Reserves

Current as of the 10th day of March, 2008.